EXHIBIT 23.1


                       Consent of Independent Accountants

The Board of Directors
Vitesse Semiconductor Corporation:

We consent to incorporation by reference in the registration statement
(No. 333-____________________) on Form S-8 of Vitesse Semiconductor Corporation of our report dated October 16, 2000, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 2000, and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000, and related schedule, which report appears in the September 30, 2000, annual report on Form 10-K of Vitesse Semiconductor Corporation.


/s/KPMG LLP

Los Angeles, California
February 7, 2001